2008DPEDC201-I                                                       Data Page 1


                                       DATA

PART A -- This part lists your personal data.

Owner:            [JOHN DOE]                  Age: [60]         Sex:  [Male]

Participant:      [JOHN DOE]                  Age: [60]         Sex:  [Male]

Beneficiary:      [JANE DOE]

Contract Number:      [200812345]

         Endorsements Attached:

         [Market Segment Endorsements]
             [Endorsement Applicable to EDC Contracts]

         [Investment Options Endorsements]
             [Endorsement Applicable to Guaranteed Interest Special Dollar Cost
              Averaging]

         Issue Date:                        [January  1, 2009]
         Contract Date:                     [January  1, 2009]
         Maturity Date:                     [January 1, 2044]

         The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02) The Maturity Date is based on the Annuitant's date of birth and will not change under the Contract except as described in Section 7.02.

2008DPEDC201-I                                                       Data Page 1

PART B -- This part describes certain provisions of your Contract.

[Applicable if the Special Dollar Cost Averaging program is available]


[Special Dollar Cost Averaging Rate                         [4.00%] through [December 31, 2009]]

Guaranteed Interest Option:
    Initial Guaranteed Interest Rate                        [2.75% through January 31, 2009;
    Annual Guaranteed Interest Rate                          3.00% through December 31, 2009]
    Lifetime Minimum Guaranteed Interest Rate               [2.75%]


Contribution Limits (see Section 3.02):   Initial Contribution minimum is [$20].

Subsequent Contribution minimum is [$20]. On-going payroll subsequent Contributions can be made until April 1 of the calendar year after the later of the calendar year in which the Annuitant turns age 70 1/2 or retires, if permitted by the Plan under which the Contract is maintained. Any Contribution made after the requested required beginning date for Required Minimum Distributions must be net of the required minimum distribution for the year in which the Contribution is made.

Contributions limits are subject to the terms of your plan.

[We may refuse to accept any Contribution if the sum of all Contributions under all "EQUI-VEST Series" Contract/Certificate with the same Participant or Employer would then total more than [$1,500,000]. If we accept any such Contribution under this Contract, your Investment Options may be limited to the following: [AXA Aggressive Allocation, AXA Conservative Allocation, AXA Conservative-Plus Allocation, AXA Moderate Allocation, AXA Moderate-Plus Allocation, EQ/Franklin Templeton Founding Strategy, the Guaranteed Interest Option, and the Account for Dollar Cost Averaging.]

We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates of which you are Owner or under which you are the Annuitant would total [$2,500,000.]]

Investment Options available.  Your initial allocation is shown.

    o        Variable Investment Options                                                    Allocation Percentage
             ---------------------------                                                    ---------------------

Investment Options available.  Your initial allocation percentage is shown:
Investment Options                                                  Type                    Allocation Percentage

   [AXA Aggressive Allocation                                       Type A                  [25%]
   AXA Conservative Allocation                                      Type B
   AXA Conservative-Plus Allocation                                 Type B
   AXA Moderate Allocation                                          Type A
   AXA Moderate-Plus Allocation                                     Type A
   EQ/AllianceBernstein Quality Bond                                Type B
   EQ/AllianceBernstein Common Stock                                Type A
   EQ/Boston Advisors Equity Income                                 Type A
   EQ/Calvert Socially Responsible                                  Type A
   EQ/Davis New York Venture                                        Type A
   EQ/Equity 500 Index                                              Type A
   EQ/Evergreen International Bond                                  Type B
   EQ/Franklin Templeton Founding Strategy                          Type A
   EQ/Franklin Income                                               Type B
   EQ/GAMCO Small Company Value                                     Type A
   EQ/International Core PLUS                                       Type A

2008DPEDC201-I                                                       Data Page 2



   EQ/Large Cap Core PLUS                                           Type A                  [25%]
   EQ/Large Cap Growth PLUS                                         Type A
   EQ/Long Term Bond                                                Type B
   EQ/Marsico Focus                                                 Type A
   EQ/Mid Cap Value PLUS                                            Type A
   EQ/Money Market                                                  Type B
   EQ/Mutual Shares                                                 Type A
   EQ/PIMCO Real Return                                             Type B
   EQ/Small Company Index                                           Type A
   EQ/T. Rowe Price Growth Stock                                    Type A
   EQ/Templeton Growth                                              Type A
   EQ/Van Kampen Emerging Markets Equity                            Type A
   EQ/Van Kampen Mid Cap Growth                                     Type A
   Multimanager Core Bond                                           Type B
   Multimanager Health Care                                         Type A
   Multimanager High Yield                                          Type B
   Multimanager Large Cap Value                                     Type A
   Multimanager Technology                                          Type A
   Target 2015 Allocation                                           Type A
   Target 2025 Allocation                                           Type A
   Target 2035 Allocation                                           Type A
   Target 2045 Allocation  ]                                        Type A                  [25%]

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [A].

o   Guaranteed Interest Option                                                             [25%]


     [No more than [50%] of each Contribution may be allocated to the Guaranteed Interest Option]. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

o   [Account for Special Dollar Cost Averaging]

Fixed Maturity Options are not available under this Contract.

                                                    ----------------------------
                                                    Total:  [100%]]

2008DPEDC201-I                                                       Data Page 3

Transfer Rules (see Section 4.02):

If you have elected the Guaranteed Interest Option and any Type B Investment Option, whether or not amounts have actually been placed in any such Investment Option, then the maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Participation Year is:

[Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.]

We reserve the right to:
(a) [limit transfers among or to the Variable Investment Options to no more than once every 30 days,
(b) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,
(c) establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,
(d) reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted.
e) restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,
f) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is the greatest of:
    (a) [25%] of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year; or,
    (b) the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year; or
    (c) [25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during the current Contract Year

[Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [50%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

Minimum Transfer Amount (see Section 4.02)

The minimum transfer amount is [$300] or if less the Annuity Account Value.

2008DPEDC201-I                                                       Data Page 4

Minimum Withdrawal Amount (see Section 5.01):

The amount of the withdrawal plus any Withdrawal Charge that may apply will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options and the Guaranteed Interest Option unless you provide withdrawal instructions indicating from which Investment Options the Withdrawal and any Withdrawal Charge will be taken. The minimum withdrawal amount is [$300].

If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Special Dollar Cost Averaging, if elected. If such amount is required to be withdrawn from the Account for Special Dollar Cost Averaging, it will end the Special Dollar Cost Averaging Program.

Minimum Amount of Annuity Account Value (see Section 5.01)

If a withdrawal is made that would result in a Cash Value of less than [$500], we will so advise you and we have the right to pay you such value. In that case, this Contract will terminate.

This Contract will also terminate if there is no Annuity Account Value.

Normal Form of Annuity (see Section 7.04):

[Life Annuity 10 Year Period Certain] on a unisex basis which cannot extend beyond the owner's life expectancy. [Joint and Survivor Life Annuity ] on a unisex basis.

[For annuity commencement date ages 80 and greater the "period certain" is as follows]

         Annuitization Age            Length of Period Certain
         -----------------            ------------------------
           [Up to age 80                             10
                 81                                   9
                 82                                   8
                 83                                   7
                 84                                   6
                 85                                   5
                 86                                   4
                 87                                   3
                 88                                   2
                 89                                   1
           90 through 95                             0]

Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex (see
Section 7.06):

[6%] per year

Minimum Amount to be Applied to an Annuity (see Section 7.06):

[$2,000, as well as minimum of $20 for initial monthly annuity payment.]

2008DPEDC201-I                                                       Data Page 5

Withdrawal Charges (see Section 8.01):

[5%] of the amount withdrawn attributable to Contributions made during the current and five prior Contract Years.

[Free Withdrawal Amount (see Section 8.01):

[10%] of the Annuity Account Value as of the date of the withdrawal, minus any prior withdrawals taken during that Contract Year. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge.

Although Required Minimum Distribution automatic withdrawals are not subject to withdrawal charges, they are taken into account for determining whether subsequent withdrawals exceed the Free Withdrawal Amount.

The Free Withdrawal Amount is taken into account when calculating the amount of withdrawal upon a Contract surrender.]

Withdrawal Charge Waivers

No Withdrawal Charge will apply in these events:

1.  [the Annuitant dies and the Death Benefit is payable;
2.  the  Annuitant  attains the age of 59 1/2 and has  completed  five  Contract
    Years;
3. the Annuitant has completed five Contract Years, is at least age 55, and has separated form service;
4.  the Annuitant requests a refund of an excess contribution within one month;
5. a withdrawal is made through our required minimum distribution automatic withdrawal option to satisfy minimum distribution requirements;
6.  a withdrawal qualifies as an unforeseeable emergency;
7. the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, as described in
    Section 7.05; or
8. the Annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or
9. we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
10. the Annuitant has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:
o its main function is to provide skilled, intermediate or custodial nursing care;
o     it provides continuous room and board to three or more persons;
o     it is supervised by a registered nurse or practical nurse;
o     it keeps daily medical records of each patient;
o     it controls and records all medications dispensed; and
o     its primary service is other than to provide housing for residents.
11. after five Contract Years, the Annuitant is at least age 55 and the amount withdrawn is used to purchase a period certain annuity that extends beyond the Annuitant's age of 59 1/2;
12. after three Contract Years and the amount withdrawn is used to purchase a period certain for at least 10 years;
13. the amount withdrawn is applied to the election of a period certain annuity for at least 15 years.

The Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 8, 9 and 10 above existed at the time the Contribution was remitted or if the condition began within the 12-month period following remittance.]

2008DPEDC201-I                                                       Data Page 6

Charges Deducted from Annuity Account Value:

Annual Administrative Charge (see Section 8.02):

[$30] up to a maximum of $65. We will deduct a charge before the deduction of any other charges if your Annuity Account Value is less than [$50,000]. Additionally, we will waive the Annual Administrative Charge when the Annuity Account Value of any other EQUI-VEST Contracts and/or Certificates owned by the same person combined exceeds $100,000. The Administrative Charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract is surrendered.

The above charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis on the last business day of each Contract Year. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special Dollar Cost Averaging.

Transfer Charge (see Section 8.03):

Currently, the number of free transfers is unlimited, subject to the terms of Sections 4.01 and 8.03. However, we reserve the right to limit the number of free transfers to [12 transfers per Contract Year].

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2% of each transaction amount] at the time each transfer is processed. The Charge is deducted from the Variable Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]

Daily Separate Account Charge (see Section 8.05):

[1.10%] This daily asset charge is for financial accounting and for death benefits, mortality risk, expenses, and expense risk that we assume.

Third Party Transfer Fees (see Section 8.09):

We will deduct a [$25] charge per occurrence for a direct transfer to a third party of amounts under your Contract or an exchange for another Contract or Certificate of another carrier on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option. This charge may change, subject to a maximum of $65 per occurence.

2008DPEDC201-I                                                       Data Page 7